Exhibit 99.1

   CIMAREX ENERGY ANNOUNCES FOURTH-QUARTER PRODUCTION VOLUMES AND SCHEDULES
                     EARNINGS RELEASE AND CONFERENCE CALL

    DENVER, Jan. 24 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that fourth-quarter 2005 oil and gas production volumes averaged 431 million cubic feet per day (MMcfe/d), an 87 percent increase over the 231 MMcfe/d in the same period a year earlier. Gas production rose 77 percent to 331 million cubic feet per day and oil volumes increased 125 percent to 16,686 barrels per day.

    The acquisition of Magnum Hunter Resources, Inc. in June 2005 and continued positive drilling results boosted fourth quarter volumes. Partially offsetting these gains were hurricane related disruptions (41-45 MMcfe/d) and property divestitures (5 MMcfe/d).

    Fourth-quarter prices are expected to range from $10.40 to $10.50 per thousand cubic feet of gas and $56.75 to $57.00 per barrel of oil.

    Other notable recent events include a new discovery in South Louisiana and closing the sale of certain fields in West Texas. The Donald Harrington #1 at the Cherokee Creek prospect (100% working interest) in Vermilion Parish, Louisiana was completed and initiated sales in mid-January 2006 and is currently producing at a daily rate of 26 million cubic feet of gas and 150 barrels of condensate at 8,300 pounds per square inch of flowing tubing pressure.

    On December 29, 2005, Cimarex received $61 million from the sale of certain West Texas properties. For the full-year 2005, Cimarex sold oil and gas properties totaling over $155 million.

    The property sales proceeds were used to eliminate the remainder of the Company's bank debt and for initiating share repurchases. Since the June 7, 2005 closing of the Magnum Hunter acquisition, $270 million of bank debt has been repaid and the company's year-end cash equivalent investments approximated $62 million.

    Cimarex will release its fourth-quarter 2005 financial results on Wednesday, February 15, 2006 before the market opens and will host a follow-up conference call and web cast at 11 a.m. Mountain Time (1:00 p.m. Eastern
Time). To access the live, interactive conference call, please dial 800-322-0079 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and other risks that are described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, neither Cimarex nor its management can guarantee that the anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE  Cimarex Energy Co.
    -0-                             01/24/2006
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /
    (XEC)